Exhibit 99.1

SAKS INCORPORATED DISCLOSES

NOTICE OF DEFAULT FOR CONVERTIBLE NOTES

Company Also Discloses Its Plans to Repay Debt if Accelerated

Contact: Julia Bentley
(865) 981-6243
FOR IMMEDIATE RELEASE	www.saksincorporated.com

Birmingham, Alabama (June 15, 2005) — Saks Incorporated (NYSE: SKS) (the “Company”) today disclosed that on June 14, 2005 it received a notice of default with respect to its $230 million 2% Convertible Senior Notes due March 15, 2024 (the “Convertible Notes”). The notice of default was given by a hedge fund that states that it owns more than 25% of the Convertible Notes. The notice of default states that the Company breached covenants in the indenture for the Convertible Notes that require the Company to (1) file with the Securities and Exchange Commission and the trustee for the Convertible Notes Annual Reports on Form 10-K and other reports, and (2) deliver to the trustee for the Convertible Notes, within a 120-day period after the end of the Company’s fiscal year ended January 29, 2005, a compliance certificate specified by the Convertible Notes indenture. As previously disclosed, the Company has not filed with the SEC the Company’s Annual Report on Form 10-K for the fiscal year ended January 29, 2005 (the “2004 10-K”) and its Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2005 (the “First Quarter 10-Q”). The Company has also disclosed that it expects to file the 2004 10-K on or before September 1, 2005 and to file the First Quarter 10-Q at approximately the same time.

If the maturity of the outstanding Convertible Notes were accelerated after the sixty-day cure period had expired, such acceleration could also result in the acceleration of maturity of some or all of the Company’s $990 million of senior notes.

Saks Incorporated’s Chief Financial Officer, Douglas E. Coltharp, commented, “We are disappointed to have received the notice of default given the overall strength of our financial position and our public statements on the expected filing of our 2004 10-K on or before September 1, 2005. We believe that we have adequate resources available in the form of cash on hand, the proceeds from the pending sale of certain assets to Belk, Inc., and the unused portion of our revolving credit facility to fully retire all amounts that may be accelerated and to continue to fund our operations.”

If the maturity of any debt is accelerated, the Company intends to fully repay all such amounts due with cash on hand, currently approximately $324 million, and the approximately $620 million in proceeds from the pending sale of certain assets to Belk, Inc., which is expected to close on or about July 5, 2005. If additional funds are needed to repay the accelerated amounts, the Company intends to rely on borrowings under the Company’s Amended and Restated Credit Agreement, which currently has approximately $650 million of unused capacity. The lenders under the Amended and Restated Credit Agreement have waived any event of default thereunder that may arise by virtue of the Company’s failure to deliver to the lenders the financial statements to be included as part of the 2004 10-K and the First Quarter 10-Q.

As previously announced, the Company is exploring strategic alternatives for its Northern division and its Club Libby Lu specialty store business, including the possible sale of these businesses. The Company does not believe that the receipt of the notice of default with respect to the Convertible Notes or the possible receipt of notice of default for any series of the Senior Notes, and the potential acceleration of maturity of the Convertible Notes or any series of the Senior Notes, will have any material impact on these efforts.

Additional Details

The indenture for the Convertible Notes provides that the Company has 60 days from the date notice of default is given to remedy the default or the default will, unless waived, become an event of default under the indenture (sixty days after June 14 is August 13). Upon the occurrence of an event of default the trustee under the indenture or the holders of at least 25% of the Convertible Notes may accelerate the maturity of the Convertible Notes. The holders of 50% of the Convertible Notes can rescind acceleration of the maturity of the Convertible Notes, and the Convertible Notes indenture provides for additional cure periods and remedies following acceleration under the circumstances provided in the Convertible Notes indenture. Upon acceleration of the maturity of the Convertible Notes the Company is obligated to repay to the holders of the Convertible Notes the outstanding principal amount of the Convertible Notes plus accrued and unpaid interest (without premium or penalty).

With respect to the five series of the Company’s senior notes totaling $990 million (the “Senior Notes”), each Senior Notes indenture includes covenants similar to those included in the Convertible Notes indenture requiring the Company to file specified periodic reports with the Securities and Exchange Commission and to deliver annual compliance certificates. The Company could also receive notices of default with respect to each series of the Senior Notes, and the Company will report each such notice, if any, on a Current Report on Form 8-K. In addition, each Senior Notes indenture includes as an event of default the acceleration of indebtedness of the Company for borrowed money having an aggregate minimum principal amount of at least $50 million if the acceleration is not discharged within 10 days after written notice of acceleration. Upon the occurrence of such an event of default under each Senior Notes indenture, the indenture trustee or the holders of at least 25% of the Senior Notes issued under the indenture may accelerate the maturity of that series of Senior Notes. The holders of 50% of any series of Senior Notes that are accelerated can rescind acceleration of the maturity of that series of Senior Notes, and each Senior Notes indenture provides for additional cure periods and remedies following acceleration under the circumstances provided in each Senior Notes indenture. Upon acceleration of the maturity of any series of Senior Notes, the Company is obligated to repay to the holders of the series of Senior Notes the outstanding principal amount of the series of Senior Notes plus accrued and unpaid interest (without premium or penalty).

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are or may be based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the department and specialty store industries as well as other retail channels; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to increased relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with HSBC Bank Nevada, N.A.; geo-political risks; changes in interest rates; the ultimate outcome and timing of the Audit Committee’s internal investigation into the matters described in the Company’s press release of June 3, 2005; the outcome of the formal investigation by the SEC and the inquiry opened by the United States Attorney for the Southern District of New York into the matters that were the subject of the earlier Audit Committee investigation into the matters described in the Company’s press release dated May 9, 2005; the outcome of the shareholder litigation that has been filed relating to the matters that were the subject of the Audit Committee’s earlier investigation; the availability of funds, either through cash on hand or the Company’s revolving credit facility, to repay any amounts due should any notes become accelerated; decisions by merchandise and other vendors to restrict or eliminate customary trade and other credit terms for the Company’s future merchandise orders and other services, which could require the Company to pay cash or secure letters of credit for such orders and which could have a material adverse effect on the Company’s liquidity position and financial condition; and the delay in the filing with the SEC of the Company’s 2004 10-K and the first fiscal quarter 2005 10-Q and the consequences thereof. For additional information regarding these and other risk factors, please refer to Exhibit 99.1 to the Company’s Form 10-K for the fiscal year ended January 31, 2004 filed with the SEC, which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

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